Cascal N.V. Announces Correction to Last Trading Day of Shares on NYSE

LONDON, July 27 /PRNewswire-FirstCall/ --  Cascal N.V. (NYSE: HOO) (the "Company") announced today a correction to the last day of trading of its common shares on the New York Stock Exchange (the "NYSE"). The last day of trading of its common shares on the NYSE will be Wednesday, August 4, 2010, and not, Thursday, August 5, 2010, as previously reported.

On Thursday, August 5, 2010, the effective date of the delisting, the Company plans to file a Form 15 to deregister its common shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon the filing of the Form 15, the Company's obligation to file certain reports with the Securities and Exchange Commission (the "SEC"), including Forms 20-F and 6-K, would immediately be suspended. The Company expects that the deregistration of its common shares would become effective 90 days after the date the Form 15 is filed with the SEC.

About Cascal N.V.
Cascal provides water and wastewater services to its customers in eight countries: the United Kingdom, South Africa, Indonesia, China, Chile, Panama, Antigua and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.7 million.

Forward-Looking Statements
This release contains forward-looking statements that are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the SEC, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2010, filed with the SEC on June 25, 2010. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

Investor Contacts:	Media Contact:
KCSA Strategic Communications	KCSA Strategic Communications
Jeffrey Goldberger / Marybeth Csaby	Lewis Goldberg
+1 212.896.1249 / +1 212.896.1236	+1 212.896.1216
jgoldberger@kcsa.com / mcsaby@kcsa.com	lgoldberg@kcsa.com

CONTACT: Investor Contacts: KCSA Strategic Communications, Jeffrey Goldberger, +1-212-896-1249, jgoldberger@kcsa.com, or Marybeth Csaby +1-212-896-1236 mcsaby@kcsa.com; or Media Contact: KCSA Strategic Communications, Lewis Goldberg, +1-212-896-1216, lgoldberg@kcsa.com